Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Announces Acquisition of U.S. and
Argentinean Operations of U.S. Can Corporation

BROOMFIELD, Colo., Feb. 14, 2006—Ball Corporation [NYSE:BLL] announced today that it has entered into a definitive agreement to acquire U.S. Can Corporation’s United States and Argentinean operations for approximately 1.1 million shares of Ball common stock and the repayment of $550 million of U.S. Can’s debt. The transaction is expected to close by the end of the first quarter, subject to customary closing conditions. The shareholders of U.S. Can will retain its European business.
U.S. Can is the largest manufacturer of aerosol cans in the United States. In addition to aerosol cans, the company manufactures paint cans, plastic containers and custom and specialty cans in 10 plants in the U.S. Aerosol cans are also produced in the two manufacturing plants in Argentina. U.S. Can’s Argentina and U.S. operations employ 2,300 people and have sales of approximately $600 million.
“U.S. Can will add to our portfolio of rigid packaging products and provide us a meaningful position in a sizable market,” said R. David Hoover, chairman, president and chief executive officer of Ball Corporation. “This is a company in an industry we know well. 2006 looks to be a better year for Ball and this acquisition should add to our performance as we expect it will be accretive to our earnings during the first year of our ownership.
“Further, we expect to realize certain cost reductions as a result of synergies between U.S. Can’s operations and those of our existing packaging business, particularly our metal food container operations,” Hoover said.“Both utilize tinplate steel and both share similar manufacturing processes.”

- more -

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp. - 2

“The $550 million of existing U.S. Can debt will be refinanced at closing at significantly lower interest rates,” said Raymond J. Seabrook, senior vice president and chief financial officer of Ball Corporation. “The refinancing will consist of the issue by Ball of a new series of senior notes and an increase in bank debt under the new facilities that were put in place in the fourth quarter of 2005.”
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial customers. Ball reported 2005 sales of $5.7 billion and the company employs 13,100 people worldwide.

Conference Call Details
At 8:30 a.m. Mountain Time tomorrow (10:30 a.m. Eastern), Ball will hold a conference call to discuss this news release. The North American toll-free number for the call is 800-728-2167. International callers should dial +1-415-537-1985. For those unable to listen to the live call, a taped rebroadcast will be available until 10:30 a.m. Mountain Time on Feb. 22, 2006. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21284040 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1215080
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball's Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements
This news release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of same and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including in Exhibit 99.2 in our Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

5/06                                     # # #

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021